Exhibit 4.3

EXECUTION COPY

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY” LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

SUBJECT TO THE TERMS OF THIS WARRANT, THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON MARCH 30, 2022.

No. 002	Original Issue Date: March 30, 2019

IDW MEDIA HOLDINGS, INC.

WARRANT TO PURCHASE CLASS B COMMON STOCK

For VALUE RECEIVED, Howard Jonas or his registered assigns (“Warrantholder”) , is entitled to purchase, subject to the provisions of this Warrant, from IDW Media Holdings, Inc., a Delaware corporation (the “Company”) , at any time not later than 5:00 P.M., Eastern time, on the Expiration Date (as defined below) , at an exercise price per share equal to $26.44 (subject to appropriate adjustment pursuant to Section 8) (the exercise price in effect being herein called the “Warrant Price”) , up to 98,336 (“Warrant Shares”) of Class B Common Stock, par value $0.01 per share (“Class B Stock”) . The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein. This Warrant was originally issued as of the Issue Date specified in the caption above. The “Expiration Date” is the earlier of (i) 5:00 P.M., Eastern Time, on March 30, 2022. and (ii) the consummation of a Liquidation Event (to the extent this Warrant is not exercised in connection with such Liquidation Event, and subject to the Company’s compliance with its obligations under Section 3(e) hereof) . If the Warrant is exercised following the Warrantholder’s receipt of written notice of a Liquidation Event in accordance with Section 3(e) hereof, the Warrant shall be deemed to have been exercised immediately prior to the consummation of such Liquidation Event. For purposes of this Warrant, the term “Liquidation Event” means (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions continue to hold, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) ; (ii) a sale, lease or other disposition by the Company and/or its subsidiaries of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any arms-length transaction or series of related transactions, with an unrelated third-party; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

Section 1. Registration. The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

This Warrant was originally issued in connection with a secured loan made to the Company pursuant to that certain Bridge Loan Facility Agreement, dated as of September 21, 2018, (the “Loan Agreement”) , and the related promissory note (the “Note”) issued to the holder of this Warrant (or the Warrant in respect of which this Warrant was issued) , as a Lender under the Loan Agreement (the “Lender”) , dated as of September 21, 2018.

Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”) , or an exemption from such registration. Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3. Exercise of Warrant; Acceleration; Notice of Certain Events; Registration Rights.

(a) Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time and from time to time as set forth herein prior to its expiration (x) if required, as provided below, upon surrender of the Warrant, together with (y) delivery of the duly executed Warrant exercise form attached hereto as Appendix A (the “Exercise Agreement”) , the delivery of which Exercise Agreement may be made by hand, mail, courier, fax or email to the Company’s notice address provided below, and, (z) payment of the aggregate Warrant Price (unless by cashless exercise) for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Warrantholder) , by cash, certified check or wire transfer of funds or pursuant to the cashless exercise procedure specified in Section 3(b) below. The conditions of clauses (x) , (y) and (z) of the immediately preceding sentence, each to the extent relevant to a particular exercise are referred to as the “Exercise Conditions.” The Exercise Agreement shall indicate the number and type of Warrant Shares then being purchased pursuant to such exercise and the manner of payment of the Warrant Price (unless by cashless exercise) . The date on which all of the Exercise Conditions, to the extent applicable, have been satisfied is the “Exercise Date.” Any exercise of this Warrant shall be for not less than 100 Warrant Shares, or such lesser amount as may then remain unexercised. The Warrant Shares so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder's designee, as the record owner of such Warrant Shares, as of the close of business on the date on which (x) if required, as provided below, this Warrant shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company) , (y) the Warrant Price shall have been paid and (z) the completed Exercise Agreement shall have been delivered. The Company shall provide certificates for the Warrant Shares so purchased (or have such Warrant Shares credited by book entry to an account designated by such Warrantholder) , representing the aggregate number of Warrant Shares specified in the Exercise Agreement, to be delivered to the Warrantholder as provided below in this Section 3. The certificates so delivered shall be in such denominations as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder. If the exercise referred to in an Exercise Agreement represents the full exercise of the outstanding balance of the Warrant, the Warrantholder shall tender this Warrant Certificate to the Company within five (5) Trading Days thereafter. If this Warrant shall have been exercised only in part, the Warrantholder shall tender this Warrant to the Company (which tender shall be deemed to apply only to the portion of the Warrant exercised to the date of such tender and not to the entire Warrant) , then, unless this Warrant has expired, the Company shall, at its expense, within two business days of such tender, deliver to the Warrantholder a new Warrant of the same tenor (including, but not limited to, reference to the Original Issue Date specified in the caption of this Warrant) representing the number of Warrant Shares with respect to which this Warrant shall not then have been exercised; provided, however, that even before the Warrantholder receives such replacement Warrant, the Warrantholder may nevertheless exercise, in whole or in part and from time to time, the remaining portion of this Warrant in accordance with its terms, and, in the case of a full exercise of the balance of this Warrant, any obligation to deliver the Warrant Certificate to the Company shall be deemed satisfied. As used herein, “business day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(b) Cashless Exercise. At any time after the date hereof, this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Warrantholder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B)  (X) ] by (A) , where:

(A) = the VWAP on the Trading Day immediately preceding the date on which Warrantholder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a) (9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrant being exercised, and the holding period of the portion of the Warrant being exercised may be tacked on to the holding period of the Warrant Shares. The Company agrees not to take any position contrary to this Section 3(b) .

(c) For purposes of this Warrant, the following terms have the meanings indicated:

“Trading Day” means any day during which the Principal Trading Market shall be open for business.

“Principal Trading Market” means the Trading Market on which the Class B Stock is principally traded at the relevant time.

“VWAP” means, for any security as of any date, the dollar volume- weighted average price for such security on the Principal Trading Market (or, if the Principal Trading Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin Board of Directors for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by the Principal Trading Market. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Warrantholder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(d) Upon the appropriate payment, if any, of the Warrant Price for the Warrant Shares purchased, together with the surrender of this Warrant, the Warrantholder shall be entitled to receive a certificate or certificates for the Warrant Shares so purchased or to have such Warrant Shares credited by book entry to an account designated by the Warrantholder. The Company shall deliver such certificates representing the Warrant Shares, or credit such Warrant Shares by book entry, in accordance with the instructions of the Warrantholder as provided in the Exercise Agreement (such certificates or such credit by book entry, referred to herein as the “Warrant Share Certificates”) within three (3) Trading Days (such third Trading Day, a “Share Delivery Date”) of the Exercise Date.

(e) At least fifteen (15) days prior to the consummation of any Liquidation Event, the Company must provide the Warrantholder with written notice of the consummation of such Liquidation Event, which notice shall explain in reasonable detail why such event constitutes a Liquidation Event for purposes of this Warrant and whether the Company is requiring the Warrantholder to (i) elect to exercise the Warrant in full or (ii) if the Warrantholder elects to not have the Warrant so exercised, have the Warrant expire and be cancelled. If the Warrantholder elects to exercise this Warrant by written notice to the Company within five (5) business days of receipt of the Company’s notice, then such exercise shall be deemed to have taken place immediately prior to the Liquidation Event and the Warrant Shares issuable in connection with such exercise shall for all purposes be deemed issued and outstanding immediately prior to the Liquidation Event.

Section 4. Compliance with the Securities Act of 1933. So long as is required by applicable securities laws, the Company may cause the first paragraph legend set forth on the first page of this Warrant (beginning with the phrase “The Securities represented hereby ...”) to be set forth on each Warrant.

Section 5. Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company's reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

Section 6. Mutilated or Missing Warrant. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor (including, but not limited to, reference to the Original Issue Date specified in the caption of this Warrant) and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 7. Reservation of Class B Stock. The Company hereby represents and warrants that there have been reserved, and the Company shall at all times keep reserved and available, solely for issuance and delivery upon exercise of the Warrant, out of the authorized and unissued shares of its Class B Stock, such number of shares of Class B Stock as from time to time shall be issuable upon the exercise of the rights of purchase represented by this Warrant. If, at any time while this Warrant is outstanding, the Company has a transfer agent for its shares of Class B Stock, the Company will provide irrevocable written instructions to such transfer agent to reserve the number of shares contemplated to be reserved pursuant to and for the purposes of contemplated by the immediately preceding sentence. The Company agrees that all Warrant Shares issued upon due exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Class B Stock of the Company.

Section 8. Adjustments. Subject and pursuant to the provisions of this Section 8, unless waived in a particular case by the Warrantholder, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a) If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Class B Stock in shares of Common Stock, subdivide its outstanding shares of Class B Stock into a greater number of shares or combine its outstanding shares of Class B Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Class B Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) , then the number of Warrant Shares composed of such Class B Stock purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Class B Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price (unless by cashless exercise) that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) If any capital reorganization or reclassification of the capital stock of the Company that does not constitute a Liquidation Event shall be effected, then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to then, following such reorganization or reclassification, the Warrantholder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Warrantholder would have been entitled to receive pursuant to such reorganization or reclassification if such exercise had taken place immediately prior to such reorganization or reclassification. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Warrant Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(c) In the event that, as a result of an adjustment made pursuant to this Section 8, the Warrantholder shall become entitled to receive any shares of capital stock of the Company other than shares of Class B Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

Section 9. Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant. If any fractional share of Class B Stock would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the Warrantholder an amount in cash equal to the Market Price of such fractional share of Class B Stock on the date of exercise. The term “Market Price” shall mean the price determined by the first of the following clauses that applies: (a) if the shares of Class B Stock are then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of Class B Stock for such date (or the nearest preceding date) on an Eligible Market or exchange on which the shares of Class B Stock are then listed or quoted; (b) if prices for the shares of Class B Stock are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices) , the most recent bid price per share of Class B Stock so reported; or (c) in all other cases, the fair market value of a share of Class B Stock as determined by an independent appraiser selected in good faith by the Warrantholder. The term “Eligible Market” used herein means any of the following markets or exchanges on which the shares of Class B Stock are listed or quoted for trading on the date in question: the OTC Bulletin Board, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, or the OTCQX Marketplace or the OTCQB Marketplace operated by OTC Markets Group Inc. (or any successor to any of the foregoing) .

Section 10. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

Section 11. Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 12. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile or email, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. All notices shall be addressed as follows (or at such other address as the Warrantholder or the Company may designate by ten days' advance written notice to the other):

If to the Warrantholder:

Warrantholder’s address as set forth in the Company’s books and records

If to the Company:

IDW Media Holdings, Inc.

520 Broad Street

Newark, NJ 07102

Attention: Ezra Rosensaft

Section 13. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 14. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 15. No Rights as Stockholder. Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

Section 16. Amendment; Waiver. Any term of this Warrant may be amended or waived upon the written consent of the Company and the Warrantholder.

Section 17. Section Headings. The section headings in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the 30th day of March 2019.

IDW MEDIA HOLDINGS, INC.

By:	/s/ Ezra Rosensaft
	Name:	Ezra Rosensaft
	Title:	Chief Financial Officer

APPENDIX A

IDW MEDIA HOLDINGS, INC.

WARRANT EXERCISE FORM

To:	IDW Media Holdings, Inc.., Inc. (the “Company”) Attn: Chief Financial officer Fax: (___) ___-_____

The undersigned (the “Warrantholder”) hereby irrevocably elects to exercise the right of purchase represented by the Warrant No. ___, dated as of ______________, 20__, issued by the Company (“Warrant”) for, and to purchase thereunder by the payment of the aggregate Warrant Price as indicated below, _______________ shares (“Exercise Shares”) of Class B Common Stock of the Company as provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

Name

Address

Federal Tax ID or Social Security No.

and delivered by to the above address or to                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                .

☐ This Exercise Shares represents the full exercise of the outstanding balance of the Warrant Shares. The Warrantholder either

☐ has previously surrendered the Warrant to the Company; or

☐ will surrender (or cause to be surrendered) the Warrant to the Company at the address indicated above by express courier within five (5) Trading Days after delivery or facsimile transmission of this Exercise Agreement.

☐ The Exercise Shares represent less than the outstanding balance of the Warrant Shares.

☐ The Warrantholder is tendering the Warrant to the Company, subject to the provisions of Section 3 of the Warrant regarding such tender. As contemplated by such section, that the Company shall issue a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrantholder or the undersigned's Assignee as below indicated and delivered to the address stated below.

Payment of Warrant Price is being tendered in cash as follows:

☐	CASH:$	= (Warrant Price x Exercise Shares)

Payment is being made by:

☐ enclosed check

☐ wire transfer

☐ other

☐	REDUCTION IN AMOUNT OUTSTANDING UNDER THE PROMISSORY NOTE:$
= (Warrant Price x Exercise Shares)

OR

☐	“CASHLESS EXERCISE” WITH RESPECT TO __________ WARRANT SHARES.

As contemplated by the Warrant, this Exercise Agreement is being sent by facsimile or email to the telecopier/fax number or email address and officer indicated above. This Warrant Exercise Form is subject to the terms of the Warrant. To the extent there is a conflict between this Warrant Exercise Form and the Warrant the terms of the Warrant shall govern.

Dated: ___________________, ____

Note: The signature must correspond with the name of the Warrantholder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.

WARRANTHOLDER NAME: ___________________________

Warrantholder Signature: By: ____________________________

Name (please print): ____________________________________

Assignee: _________________________________________

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